As filed with the Securities and Exchange Commission on January 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNILIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-1049354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of principal executive offices)	(Zip Code)

UNILIFE CORPORATION 2009 STOCK INCENTIVE PLAN

(Full title of plans)

(Name, address and telephone number of agent for service)	(Copy to:)
J. Christopher Naftzger	Marc Ross, Esq.
Unilife Corporation	Sichenzia Ross Friedman Ference LLP
250 Cross Farm Lane	61 Broadway, 32nd Floor
York, Pennsylvania 17406	New York, New York 10006
Tel: (717) 384-3400	Tel: (212) 930-9700
Fax: (717) 384-3402	Fax: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	1,938,500	$2.40	$4,652,400	$634.59

(1)	An aggregate of 12,937,166 shares of Common Stock may be offered or issued pursuant to the Unilife Corporation 2009 Stock Incentive Plan, of which 6,000,000 shares were previously registered on Form S-8 (File No. 333-164964), 4,998,666 shares were previously registered on Form S-8 (File No. 333-178882) and 1,938,500 shares are registered on this Registration Statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of the Common Stock, as reported on the Nasdaq Global Market on January 10, 2013.

EXPLANATORY NOTE

Unilife Corporation (“Unilife,” the “Company,” “we”, “us” or “our”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register shares of our common stock, $0.01 par value per share, issuable under the Unilife Corporation 2009 Stock Incentive Plan (as amended December 1, 2011) (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents and information previously filed or to be filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the Commission on September 13, 2012;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Commission on November 8, 2012;

(c)	Our Current Reports on Form 8-K filed with the Commission on July 31, 2012, August 31, 2012, October 4, 2012, October 31, 2012, November 9, 2012 and December 3, 2012 (excluding any portions thereof that are not deemed “filed” pursuant to the instructions to Form 8-K); and

(d)	Description of the shares of our common stock contained or incorporated in our Registration Statement on Form 10 (File Number 001-34540), including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of Unilife Corporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10 filed on November 12, 2009)

3.2	Amended and Restated Bylaws of Unilife Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on August 17, 2010)

4.1	Unilife Corporation 2009 Stock Incentive Plan, as amended December 1, 2011 (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on October 14, 2011)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of KPMG LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in York, Pennsylvania on January 15, 2013.

UNILIFE CORPORATION

By:	/s/ Alan D. Shortall
Name:	Alan D. Shortall
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Company, hereby constitute and appoint Alan D. Shortall and J. Christopher Naftzger and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to the Plan (or any and all amendments, including post- effective amendments, to such registration statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan D. Shortall Alan D. Shortall	Director and Chief Executive Officer (principal executive officer)	January 15, 2013

/s/ R. Richard Wieland II R. Richard Wieland II	Chief Financial Officer and Executive Vice President (principal financial officer)	January 15, 2013

/s/ Dennis P. Pyers Dennis P. Pyers	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	January 15, 2013

/s/ Slavko James Joseph Bosnjak Slavko James Joseph Bosnjak	Chairman and Director	January 15, 2013

/s/ John Lund John Lund	Director	January 15, 2013

/s/ William Galle William Galle	Director	January 15, 2013

/s/ Jeff Carter Jeff Carter	Director	January 15, 2013

/s/ Mary Katherine Wold Mary Katherine Wold	Director	January 15, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of Unilife Corporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10 filed on November 12, 2009)

3.2	Amended and Restated Bylaws of Unilife Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on August 17, 2010)

4.1	Unilife Corporation 2009 Stock Incentive Plan, as amended December 1, 2011 (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on October 14, 2011)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of KPMG LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)